Exhibit 99.1

Public Relations

470 Park Avenue South, New York, NY 10016 (212) 725-4500	NEWS

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR JANUARY 2010

RONKONKOMA, N.Y. — February 9, 2010 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced the following preliminary unaudited net sales results for the month of January 2010 by segment:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF JANUARY

($ In Millions)

	2010	2009	% Change

Wholesale / US Nutrition	$132	$109	22%

North American Retail	$18	$17	6%

European Retail	$54	$46	19%

Direct Response / E-Commerce	$23	$21	10%

Total	$228	$193	18%

North American Retail same store sales increased 5% for the one month period.  In local currency, (British Pound Sterling), European Retail net sales increased 7% and same store sales increased 4%.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 25,000 products, including products marketed by the Company’s Nature’s Bounty(R) (www.NaturesBounty.com), Vitamin World(R) (www.VitaminWorld.com), Puritan’s Pride(R) (www.Puritan.com), Holland & Barrett(R) (www.HollandAndBarrett.com), Rexall(R) (www.Rexall.com), Sundown(R) (www.SundownNutrition.com), MET-Rx(R)  (www.MetRX.com), Worldwide Sport Nutrition(R) (www.SportNutrition.com), American Health(R) (www.AmericanHealthUS.com), GNC (UK)(R) (www.GNC.co.uk), DeTuinen(R) (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU (R) (www.SISU.com), Solgar(R) (www.Solgar.com), Good ‘n’ Natural(R) (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C (R)(www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.